EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)


                                      Three Months Ended     Twelve Months Ended
                                       December 31, 1996       December 31, 1996
                                      ------------------      ------------------


EARNINGS:

Earnings from continuing operations
   before income taxes (Note 1)               $  98.5                $ 202.7
Interest expense                                 28.5                  140.1
Portion of rent expense representative
  of an interest factor                           5.9                   23.5
                                              -------                -------

Adjusted earnings from continuing
   operations before taxes and
   fixed charges (Note 1)                     $ 132.9                $ 366.3
                                              =======                =======


FIXED CHARGES:


Interest expense                              $  28.5                $ 140.1
Portion of rent expense representative
  of an interest factor                           5.9                   23.5
                                              -------                -------

Total fixed charges                           $  34.4                $ 163.6
                                              =======                =======

RATIO OF EARNINGS TO FIXED
   CHARGES (Note 1)                              3.86                   2.24
                                              =======                =======



Note 1: Excludes earnings from discontinued operations. Included in earnings from continuing operations before income taxes for the three months and twelve months ended December 31, 1996, is a restructuring charge in the amount of $9.7 and $91.3, respectively.